Exhibit 18.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted Information is indicated by [***]

ADDENDUM TO THE EMPLOYMENT AGREEMENT

By means of this private instrument, on the one hand EVE URBAN MOBILITY SOLUTIONS LTDA., herein represented by Mr. WILLIANS ALVES SILVA, hereinafter referred to as the EMPLOYER, and, on the other hand, Mr. SIMONE GALVAO DE OLIVEIRA, employee ID [***], already duly qualified in the Employment Agreement hereby amended, agree to this Addendum to the Employment Agreement, under the following terms:

CLAUSE 1 – The Parties agree that the EMPLOYEE shall receive the amount of BRL [***], referring to a hiring bonus, hereinafter referred to as the HIRING BONUS, intended to incentivize the hiring of the EMPLOYEE and the maintenance of the employment relationship for a period of twelve (12) months.

Clause 2 – The amount paid as HIRING BONUS shall be subject to all tax withholdings and charges required by applicable legislation.

CLAUSE 3 – In exchange for accepting the HIRING BONUS, the EMPLOYEE agrees to remain employed by the EMPLOYER for a period of twelve (12) months, counted from the execution date of the employment agreement hereby amended.

First Paragraph – Should the EMPLOYEE fail to maintain the employment relationship, whether by the Employee’s own initiative or by initiative of the company in the event of low performance, the EMPLOYEE shall reimburse the EMPLOYER, proportionally, by deposit into a bank account to be indicated by the EMPLOYER, expressly authorizing the withholding of amounts from any severance payments, the amount received as HIRING BONUS.

Second Paragraph – The obligation to maintain the employment relationship lies with the EMPLOYEE only and does not constitute any type of employment stability or job guarantee. Therefore, should the employment agreement be terminated by initiative of the EMPLOYER, reimbursement of the HIRING BONUS shall not be enforceable, except in the event of termination for cause.

CLAUSE 4 – All other contractual clauses not amended or modified by this instrument remain in full force and effect.

Being thus agreed, the Parties execute this Addendum to the Employment Agreement in two counterparts of equal content and form, for all legal purposes.

São José dos Campos, September 4, 2023.

/s/ Simone Galvao de Oliveira EMPLOYEE	/s/ Willians Alves da Silva EMPLOYER

WITNESSES

/s/ Natalia Arantes Freitas NATALIA ARANTES FREITAS	/s/ Elivelton Gabriel Leandro ELIVELTON GABRIEL LEANDRO
Employee ID [***]	Employee ID [***]